UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 14, 2009 (May 14, 2009)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2009, Maritimes & Northeast Pipeline, L.L.C., (“Maritimes & Northeast”), the member interests of which are owned through subsidiaries approximately 77.5% by Spectra Energy, 13% by Emera, Inc. and 9.5% by Exxon Mobil Corporation, issued $500 million aggregate principal amount of its 7.5% Senior Notes due 2014 (the “Notes”). The Notes were offered only to qualified institutional buyers under Rule 144A. The Notes have not and will not be registered under the Securities Act of 1933 (the “Act”) or any state securities laws, and may not be offered or sold except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws. The net proceeds of the offering will be used to fund a cash distribution to its members.

The Notes were issued pursuant to an indenture, dated May 14, 2009, among Maritimes & Northeast and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”). Interest on the Notes will accrue from May 14, 2009. Maritimes & Northeast will pay interest on the Notes and make amortizing principal payments semi-annually on May 31 and November 30 of each year, beginning on November 30, 2009, until the Notes mature on May 31, 2014. Maritimes & Northeast may redeem some or all of the Notes at any time or from time to time pursuant to the terms of the Indenture. The Indenture contains covenants that limit the ability of Maritimes & Northeast to, among other things, incur indebtedness, make distributions, create liens on or sell its principal assets or merge with other entities. If an event of default, as specified in the Indenture, shall occur and be continuing, the maturity date of the Notes may accelerate. Payments of principal, premium, if any, and interest in respect of the Notes will be solely obligations of Maritimes & Northeast and noteholders will have no recourse against any member of Maritimes & Northeast.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Reginald D. Hedgebeth
Reginald D. Hedgebeth
General Counsel

Date: May 14, 2009